Exhibit 4.17

“CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS, WHICH ARE IDENTIFIED BY ***.”

LICENSE AGREEMENT

Effective as of August 22, 2007 (“EFFECTIVE DATE”), GENETIC TECHNOLOGIES LIMITED, having an office at 60 Hanover Street, Fitzroy, Victoria 3065, Australia (“GTG”) and MONSANTO COMPANY, having an office at 800 North Lindbergh Boulevard, St. Louis, Missouri 63141-7843, USA (“LICENSEE”), agree as follows:

WHEREAS, GTG is the owner of record of various intellectual property rights involving non-coding DNA technology;

WHEREAS, the parties are now entering into this License Agreement and settlement to resolve certain remaining potential claims and/or issues between them related to Licensed Patents;

NOW, THEREFORE, in consideration of the mutual agreements, representations and releases set forth herein, the parties hereby agree as follows:

ARTICLE I

GENERAL DEFINITIONS AND RELATIONSHIPS AMONG DEFINITIONS

1.1                               “AGREEMENT” means this document, its attachments, all addenda, schedules, exhibits, appendices, and any amendments to the foregoing.

1.2                               “CONFIDENTIAL INFORMATION” means any and all information which is disclosed by either party to the other verbally, electronically, visually, or in a written or other tangible form which is either identified or should be reasonably understood to be confidential or proprietary. CONFIDENTIAL INFORMATION includes, but is not limited to, the specific terms and/or conditions of this AGREEMENT, trade secrets, ideas, processes, formulas, programs, software, source of supply, technology, discoveries, developments, inventions, techniques, marketing plans, strategies, forecasts, unpublished financial statements, prices, costs, and customer lists.

1.3                               “FIELD OF USE” means genetic testing, analysis and mapping of swine.

1.4                               GTG and LICENSEE may sometimes hereinafter be collectively referred to as the “parties” and, individually as a “party” (as required by the context).

1.5                               “LICENSED PATENT(S)” means the United States Patents listed in Appendix “A” attached to this AGREEMENT and all reissues, reexaminations, divisionals, continuations, continuations-in-part, substitutions, any patent application claiming priority to any LICENSED PATENTS and extensions of the foregoing, applications therefor, and patents which may issue upon such applications, and foreign counterparts of the foregoing.

CONFIDENTIAL

1.6                               “LICENSED PRODUCT(S)” means:

1.6.1                      products manufactured by LICENSEE or a SUBSIDIARY of LICENSEE, that but for the license granted herein, would infringe or contribute to or induce the infringement of one or more valid claims of a LICENSED PATENT; and

1.6.2                      services or methods performed by LICENSEE or a SUBSIDIARY of LICENSEE that, but for the license granted herein, would infringe or contribute to or induce the infringement of one or more valid claims of a LICENSED PATENT.

1.7                               “SUBSIDIARY” means any corporation, company or other legal entity, in which more than fifty percent (50%) of the shares entitled to vote for the election of directors or persons performing similar functions are, now or hereafter, owned or controlled, directly or indirectly by a party hereto, or jointly by the parties hereto; provided, however, that any corporation, company or other legal entity shall be a SUBSIDIARY only for as long as such ownership or control exists.

1.8                               “TERRITORY” means world-wide.

1.9                               The words “hereof,” “herein” and “hereunder” and words of similar import when used in this AGREEMENT will refer to this AGREEMENT as a whole and not to any particular provision of this AGREEMENT and Article, Section and Subsection references are to this AGREEMENT unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this AGREEMENT, they will be deemed to be followed by the words “without limitation,” The meanings given to terms defined herein will be equally applicable to both the singular and plural forms of such terms.

ARTICLE II

GRANT TO LICENSEE

2.1                               GTG hereby grants and agrees to grant to LICENSEE, LICENSEE’s SUBSIDIARIES, and their customers of genetics and/or transgenic products, but only for the use of those products, during the TERM (as defined below), a nonexclusive, perpetual, irrevocable, paid-up license under the LICENSED PATENTS to make, have made, use, sell, offer for sale, and import LICENSED PRODUCTS in the FIELD OF USE throughout the TERRITORY.

2.2                               The rights and licenses granted by GTG in this AGREEMENT are assignable by LICENSEE to a purchaser of all or substantially all of the business of LICENSEE to which this AGREEMENT relates, whether by merger, sale of stock, sale of assets or otherwise. GTG agrees that products and/or services of such purchaser that are within the FIELD OF USE shall be LICENSED PRODUCTS following the assignment of LICENSEE’s rights and licenses under this AGREEMENT to such purchaser.

2.3                               All rights not explicitly granted to LICENSEE and LICENSEE’s SUBSIDIARIES are reserved by GTG. Not limiting the foregoing, LICENSEE acknowledges that it is not granted any rights outside of the FIELD OF USE or to any other patents or other intellectual property rights of GTG or any third party by this AGREEMENT except as may be agreed by the Parties.

2.4                               LICENSEE shall be responsible for all acts and omissions of LICENSEE’s SUBSIDIARIES related to the rights granted to LICENSEE’s SUBSIDIARIES under this AGREEMENT and LICENSEE shall ensure that LICENSEE’s SUBSIDIARIES are in compliance with the terms and conditions of this AGREEMENT at all times.

ARTICLE III

CONSIDERATION

3.1                               LICENSEE agrees to pay to GTG a one-time, nonrefundable license issue fee of *** United Stated Dollars (***) in cash within seven (7) calendar days of the execution of this AGREEMENT by the Parties.

3.2                               ***

3.3                               The payment to GTG of the agreed upon compensation provided for in this AGREEMENT shall be free of and made without deduction of any taxes, charges, imposts, tariffs, duties, remittance fees and/or other assessments, including, without limitation all sales, use, goods, VAT, transfer, customs, stamp duty, excise, withholding, personal property and other applicable taxes and charges of any kind (“TAXES”), whether levied by federal, state, or municipal governments in the TERRITORY, or by other authorities, except for such income tax which may be expressly required by the laws of the governments in the TERRITORY to be paid for the account of GTG. The payment of any such income taxes levied upon or withheld from royalties, fees, compensations, or other payments due to GTG, and the filing of any information or tax returns with respect thereto, shall be the responsibility of and shall be borne by LICENSEE. GTG will cooperate to help LICENSEE minimize, in any lawful manner, the foregoing TAXES and will provide LICENSEE with reasonable assistance to enable LICENSEE to recover such TAXES as permitted by law.

3.4                               All payments by LICENSEE to GTG shall be sent by electronic wire transfer to:

St. George Bank Limited
333 Collins Street, Melbourne
Victoria, 3000 Australia
Bank State Branch Number: 333.030
SWIFT Code: SGBLAU2SMEL
Account Name: Genetic Technologies Limited
Account Number: 700390978

3.5                               GTG releases LICENSEE and all purchasers and users of LICENSED PRODUCTS acquired from LICENSEE from all claims, demands and rights of action which GTG may have as of the EFFECTIVE DATE on account of infringement of any LICENSED PATENTS prior to the EFFECTIVE DATE to the extent the acts constituting such infringement would be licensed hereunder.

3.6                               GTG further releases LICENSEE and its SUBSIDIARIES from all claims, demands and rights of action which GTG may have as of the EFFECTIVE DATE on account of use of in licensed products from a third party to the extent such acts would constitute infringement of any LICENSED PATENT and would be licensed.

ARTICLE IV

WAIVER

4.1                               No waiver by either party, express or implied, of any breach of any term, condition, or obligation of this AGREEMENT by the other party shall be construed as a waiver of any subsequent breach of that term, condition, or obligation, or of any other term, condition, or obligation of this AGREEMENT of the same or different nature.

ARTICLE V

TERM

5.1                               This AGREEMENT shall commence on the EFFECTIVE DATE and shall remain in effect on a country-by-country basis until the last to expire of the LICENSED PATENTS (“TERM”).

5.2                               Any alleged breach of the terms of this AGREEMENT shall be governed by Article 9.6 herein.

ARTICLE VI

CONFIDENTIALITY, PUBLICITY AND PRESS RELEASES

6.1                               LIMITATIONS ON USE AND DISCLOSURE: The parties agree that the terms and conditions set forth in this AGREEMENT are CONFIDENTIAL INFORMATION. The CONFIDENTIAL INFORMATION disclosed by either party (“DISCLOSING PARTY”) to the other party (“RECEIVING PARTY”) constitutes the confidential and proprietary information of the DISCLOSING PARTY and the RECEIVING PARTY agrees to treat all CONFIDENTIAL INFORMATION of the other in the same manner as it treats its own similar proprietary information, but in no case will the degree of care be less than reasonable care.” The RECEIVING PARTY shall use CONFIDENTIAL INFORMATION of the DISCLOSING PARTY only in performing under this AGREEMENT and shall retain the CONFIDENTIAL INFORMATION in confidence and not disclose to any third party (except as authorized under this AGREEMENT) without the DISCLOSING PARTY’s express written consent. The RECEIVING PARTY shall disclose the DISCLOSING PARTY’s CONFIDENTIAL INFORMATION only to those employees and contractors of the RECEIVING PARTY who have a need to know such information for the purposes of this AGREEMENT, and such employees and contractors must have entered into agreements with the RECEIVING PARTY containing confidentiality provisions covering the CONFIDENTIAL INFORMATION, with terms and conditions at least as restrictive as those set forth herein. Notwithstanding the foregoing, each party’s confidentiality obligations hereunder shall not apply to information which as evidenced by written records:

6.1.1                      is already known to the RECEIVING PARTY without an obligation of confidentiality prior to disclosure by the DISCLOSING PARTY;

6.1.2                      is or becomes publicly available without fault of the RECEIVING PARTY;

6.1.3                      is rightfully obtained by the RECEIVING PARTY from a third party without restriction as to disclosure, or is approved for release by written authorization of the DISCLOSING PARTY;

6.1.4                      is developed independently by the RECEIVING PARTY without use of or access to the DISCLOSING PARTY’s CONFIDENTIAL INFORMATION.

6.2                               PERMITTED USE AND DISCLOSURE: Each party hereto is permitted to disclose this AGREEMENT and use or disclose the CONFIDENTIAL INFORMATION disclosed to it by the other party:

6.2.1                      To the extent such use or disclosure is reasonably necessary in connection with complying with stock exchange rules.

6.2.2                      To its legal and/or financial advisors, provided such advisors maintain the confidentiality of this AGREEMENT.

6.2.3                      To the extent such use or disclosure is reasonably necessary to enforce its rights under this AGREEMENT in connection with a legal proceeding or as required to be disclosed by law or governmental regulation.

6.2.4                      To the extent such use or disclosure is reasonably necessary in connection with prosecuting or defending litigation, complying with applicable law, court order, submitting information to tax or other governmental authorities, or otherwise exercising its rights hereunder.

6.2.5                      In the instances set forth in Sections 6.2.3 or 6.2.4, the RECEIVING PARTY shall provide reasonable advance written notice to DISCLOSING PARTY of such disclosure and reasonably cooperate with the DISCLOSING PARTY in limiting such disclosure.

6.3                               PUBLICITY AND PRESS RELEASES: Neither party shall issue any press releases relating to this AGREEMENT without prior written approval of the other party; provided however, that:

6.3.1                      Each party shall be permitted to post a copy of, provide a link on its web site to or otherwise summarize any permitted disclosures made under this AGREEMENT;

6.3.2                      GTG shall be able to disclose to other licensees and/or prospective licensees the identity of LICENSEE and the existence of this AGREEMENT; and

6.3.3                      LICENSEE shall be able to disclose to customers and/or prospective customers the identity of GTG and the existence of this AGREEMENT.

ARTICLE VII

NOTICE

7.1                               Any notice, request or statement hereunder shall be deemed to be sufficiently given or rendered when personally delivered, delivered by a major commercial rapid delivery courier service or mailed by certified or registered mail, return receipt requested, and if given or rendered to LICENSEE, addressed to:

Dennis R. Hoerner
Chief Patent Counsel
Monsanto Company
800 North Lindbergh Blvd.
St. Louis, Missouri 63141-7843

or, if given or rendered to GTG, addressed to:

Dr. Mervyn Jacobson
Chief Executive Officer
Genetic Technologies Limited
60 Hanover Street
Fitzroy, Victoria 3065
Australia
Ph: +61 419657915
Fax: + 1 (970) 484-6698

with a copy to:

Michael A, DeSanctis, Esq.
Hamilton, DeSanctis & Cha,
LLP 225 Union Blvd., Ste. 305
Lakewood, CO 80228
USA
Ph: +1 (303) 284-5103
Fax: + 1 (303) 362-0575

or, in any case, to such changed address or person as GTG or LICENSEE shall have specified to the other by written notice.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES

8.1                               GTG represents and warrants that it has the full right, power, and authority to enter into and perform its obligations under this AGREEMENT and grant to LICENSEE the license and other rights as set forth herein, and there are no outstanding agreements, grants, licenses, encumbrances, liens, or agreements, either written or implied, inconsistent therewith or pursuant to which this AGREEMENT or the parties’ performance hereunder would violate, breach, or cause a default.

8.2                               GTG represents and warrants that the execution, delivery, and performance of this AGREEMENT have been duly authorized by all necessary corporate actions on the part of GTG.

8.3                               LICENSEE represents and warrants that it has the full right, power, and authority to enter into and perform its obligations under this AGREEMENT, and there are no outstanding agreements, grants, licenses, encumbrances, liens, or agreements, either written or implied, inconsistent therewith or pursuant to which this AGREEMENT or the parties’ performance hereunder would violate, breach, or cause a default.

8.4                               LICENSEE represents and warrants that the execution, delivery, and performance of this AGREEMENT have been duly authorized by all necessary corporate actions on the part of LICENSEE.

8.5                               INDEMNIFICATION:

8.5.1                      BY LICENSEE: LICENSEE agrees to hold GTG harmless from any claims by third parties arising from the manufacture, use, sale, importation, or other disposition of LICENSED PRODUCTS by LICENSEE. LICENSEE shall indemnify, hold harmless, and defend GTG, and GTG’s SUBSIDIARIES, affiliates, officers, directors, representatives, employees, or agents against any and all claims, causes of action, demands, judgments, settlements, expenses, or losses including, but not limited to, reasonable attorneys’ fees and court costs arising out of or in connection with:  (i) the design, development, manufacture, use, sale, packaging, distribution, or shipment of LICENSED PRODUCTS; (ii) any breach by LICENSEE or LICENSEE’s SUBSIDIARIES of any representation, warranty, or covenant hereunder, or (iii) the failure of LICENSEE or LICENSEE’s SUBSIDIARIES to perform any covenants or obligations contained in this AGREEMENT.

8.5.2                      BY GTG: GTG shall indemnify, hold harmless, and defend LICENSEE, and LICENSEE’s SUBSIDIARIES, affiliates, officers, directors, representatives, employees, or agents against any and all claims, causes of action, demands, judgments, settlements, expenses, or losses including, but not limited to, reasonable attorneys’ fees and court costs arising out of or in connection with:  (i) any breach by GTG of any representation, warranty, or covenant hereunder, or (ii) the failure of GTG to perform any covenants or obligations contained in this AGREEMENT.

8.5.3                      The indemnifying party’s indemnification obligations under this Section 8.5 are conditioned upon the indemnified party (i) giving prompt notice of the claim to the indemnifying party; (ii) granting sale control of the defense or settlement of the claim or action to the indemnifying party; and (iii) providing reasonable cooperation to the indemnifying party and, at the indemnifying party’s request and expense, assistance in the defense or settlement of the claim.

8.6                               DISCLAIMER OF WARRANTIES:

8.6.1                      EXCEPT AS EXPRESSLY SET FORTH HEREIN, EACH PARTY EXPRESSLY DISCLAIMS, TO THE EXTENT ALLOWED BY APPLICABLE LAW, ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE (EVEN IF INFORMED OF SUCH PURPOSE), NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, IN ALL CASES WITH RESPECT THERETO.

8.6.2                      EXCEPT AS EXPRESSLY SET FORTH HEREIN, LICENSEE AGREES THAT THE LICENSED PATENTS ARE PROVIDED “AS IS,” AND THAT GTG MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE PERFORMANCE OR SALE OF LICENSED PRODUCTS INCLUDING THEIR SAFETY, EFFECTIVENESS, OR COMMERCIAL VIABILITY NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, GTG ADDITIONALLY DISCLAIMS ALL OBLIGATIONS AND LIABILITIES FOR DAMAGES WHICH ARISE OUT OF OR RESULT FROM THE PERFORMANCE OR SALE OF LICENSED PRODUCTS. LICENSEE ASSUMES ALL RESPONSIBILITY AND LIABILITY FOR LOSS OR DAMAGE CAUSED BY PERFORMANCE OR SALE OF LICENSED PRODUCTS.

8.7                               LIMITATION OF LIABILITY: EXCEPT FOR LIABILITY FOR BREACH OF ARTICLE VI, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER.

8.8                               Nothing contained in this AGREEMENT shall be construed as:

8.8.1                      a warranty or representation by GTG as to the validity, enforceability, or scope of any LICENSED PATENT; or

8.8.2                      a warranty or representation that any manufacture, sale, lease, use or other disposition hereunder will be free from infringement of patents other than those under which and to the extent to which licenses are in force hereunder; or

8.8.3                      an agreement to bring or prosecute actions or suits against third parties for infringement or conferring any right to bring or prosecute actions or suits against third parties for infringement; or

8.8.4                      conferring any right to use by either party, in advertising, publicity, or otherwise, any trademark, trade name or name, or any contraction, abbreviation or simulation thereof, of the other party; or

8.8.5                      conferring by implication, estoppel or otherwise, upon LICENSEE, any license or other right under any intellectual property or patent, except that expressly granted hereunder.

ARTICLE IX

MISCELLANEOUS

9.1                               NO ASSISTANCE TO THIRD PARTIES: Except as legally compelled, such as in responding to a lawfully issued subpoena or other investigative demand, LICENSEE, for itself, its successors and assigns, will not contest (or knowingly assist another to contest) the validity or enforceability of the LICENSED PATENTS or GTG’s ownership interests thereto.

9.2                               CONSTRUCTION: This AGREEMENT has been negotiated by the parties and their respective counsel. This AGREEMENT shall be interpreted fairly in accordance with its terms and without any strict construction in favor of or against either party. This AGREEMENT shall not be construed in favor or against either party by reason of the authorship of any provisions hereof. The existence or absence of any term or condition of this AGREEMENT shall not be used in the construction or interpretation of any other agreement between the parties. The existence or absence of any term or condition of any other agreement between the parties shall not be used in the construction or interpretation of this AGREEMENT.

9.3                               MARKINGS: LICENSEE shall use markings as GTG may reasonably request from time to time, including, but not limited to, marking the LICENSED PRODUCTS and/or documentation related thereto with patent numbers).

9.4                               MODIFICATION: This AGREEMENT sets forth the entire agreement and understanding between the parties as to the subject matter of this AGREEMENT and merges all prior discussions between the parties, and no one of the parties shall be bound by any modification of this AGREEMENT, or by any conditions, definitions, warranties, or representations with respect to the subject matter of this AGREEMENT, other than as expressly provided for herein, or as duly set forth on or subsequent to the EFFECTIVE DATE in writing and signed by duly authorized representatives of the party to be bound thereby.

9.5                               CHOICE OF LAW: This AGREEMENT and matters connected with the performance thereof shall be construed, interpreted, applied and governed in all respects in accordance the laws of the state of Colorado and of the United States.

9.6                               DISPUTE RESOLUTION:

9.6.1                      The parties agree that, in the event of any difference, dispute or question, arising from this AGREEMENT, the parties will endeavor to settle such matters amicably between themselves in good faith. Should the parties be unable to do so within a period of forty-five (45) working days, the matter shall be promptly submitted to arbitration in accordance with the rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court in Colorado having jurisdiction thereof. This arbitration agreement shall not apply to any controversy or claim involving an issue of the infringement, validity, or enforceability of any patent. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§ 1-16, to the exclusion of any provisions of state law inconsistent therewith or which would produce a different result.

9.6.2                      A single arbitrator who is (i) fluent in written and spoken English; and (ii) skilled and experienced in technology licensing shall be selected by agreement between the parties. If the parties fail to agree on an arbitrator, a single arbitrator shall be selected in accordance with the procedures set forth in the Arbitration Rules. The arbitrator shall render a final award in accordance with the substantive law of the State of Colorado, excluding the conflicts provisions of such law.

9.6.3                      The arbitrator shall be fully compensated in accordance with his or her normal hourly or per diem rates for all time spent in connection with the arbitration proceeding. Pending a final award, the arbitrator’s compensation and expenses shall be advanced equally by the parties.

9.6.4                      The parties may request a court for interim or provisional relief, and any such request shall not be deemed incompatible with the agreement to arbitrate or as a waiver of that agreement

9.6.5                      In no event will the arbitrator have the power to include any element of punitive damages or incidental or consequential damages in the arbitration award.

9.6.6                      Notwithstanding the foregoing or anything to the contrary herein, either party may seek and obtain an injunction or other appropriate relief from a court to preserve the status quo with respect to any matter pending conclusion of the arbitration proceeding or to enforce or protect any of its intellectual property rights.

9.7                               ATTORNEYS’ FEES: Upon resolution of any claim or controversy arising under this AGREEMENT, the prevailing party shall be awarded its reasonable attorneys’ fees and costs in addition to any other amount awarded.

9.8                               INDEPENDENT BUSINESS: The parties acknowledge that their business operations are completely independent and neither party shall at any time hold itself out as an agent or representative of the other party. No partnership, joint venture, or other relationship shall be deemed to exist by virtue of this AGREEMENT.

9.9                               INDEPENDENT TERMS: All the terms of this AGREEMENT shall be independent and unconditional so that the performance of anyone term shall not be subject to any set off or counterclaim.

9.10                         SEVERABILITY: In the event any clause or term of this AGREEMENT is determined to be void, invalid, or unenforceable, the clause shall be reformed to the extent necessary in order to overcome the limitation and as revised this AGREEMENT shall remain in full force and effect.

9.11                         HEADINGS: The headings contained within this AGREEMENT are for convenience and reference purposes only. They do not form a part hereof and shall not affect the meaning or interpretation of this AGREEMENT.

9.12                         FURTHER ASSURANCES: The parties hereto shall execute such further documents and perform such further acts as may be necessary to comply with the terms of this AGREEMENT and consummate the transactions herein provided.

9.13                         FORCE MAJEURE: Neither party shall be held responsible if the fulfillment of any terms or provisions of this AGREEMENT are delayed or prevented by wars, revolutions, fires, floods, acts of God, acts of terrorism whether actual or threatened, or other causes similar to those enumerated and not within the control of the party whose performance is interfered with, and which by the exercise of reasonable diligence, the party is unable to prevent.

9.14                         COUNTERPARTS: This AGREEMENT maybe executed in counterparts (and evidenced by facsimile signatures), each of which will be deemed an original and all of which together constitute one instrument.

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IN WITNESS WHEREOF, the parties hereto have caused their authorized representatives to execute this AGREEMENT.

GTG:	LICENSEE:

GENETIC TECHNOLOGIES LIMITED	MONSANTO COMPANY

By	By

Printed Name / Date	Printed Name / Date

Title	Title

APPENDIX “A”
LICENSED PATENTS

US Patent No.	Earliest Priority Date	Filing Date	Issue Date	Expiration Date
5,789,568	8/25/1989	7/16/1996	8/4/1998	8/25/2009
5,192,659	8/25/1989	7/11/1990	3/9/1993	3/9/2010
5,612,179	8/25/1989	9/23/1992	3/18/1997	3/9/2010
5,851,762	7/11/1990	8/22/1994	12/22/1998	12/22/2015

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